Exhibit 99.1

Beneficial Ownership of Company Securities

The following table sets forth, as of December 1, 2009, the number of shares of Common Stock “beneficially owned” (as defined under applicable regulations of the SEC), and the percentage of such shares to the total number of shares outstanding, for each current executive officer, for all directors and executive officers as a group, and for each person and each group of persons who, to the knowledge of the Company as of December 1, 2009, were the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Business Address (1)	Number of Shares Beneficially Owned (2)	Percent of Outstanding Common Stock (3)
John C. Koss (4)	2,808,952	38.05%
Michael J. Koss (5)	1,999,952	27.09%
John Koss, Jr. (6)	590,284	8.00%
Thomas L. Doerr	0	*
Lawrence S. Mattson	0	*
Theodore H. Nixon	8,000	*
John J. Stollenwerk	27,102	*
Sujata Sachdeva (7)	71,570	*
Declan Hanley (8)	120,000	1.63%
Lenore E. Lillie (9)	117,968	1.60%
Cheryl Mike (10)	80,988	1.10%

All directors and executive officers as a group (11 persons) (11)	5,842,816	78.86%
Koss Family Voting Trust, John C. Koss, Trustee (12)	2,433,570	32.96%
Koss Employee Stock Ownership Trust (“KESOT”) (13)	678,516	9.19%
Royce and Associates, LLC (14)	741,446	10.04%

(*)	denotes beneficial ownership of less than 1%.

(1)	Unless otherwise noted, the business address of all persons named in the above table is c/o Koss Corporation, 4129 North Port Washington Avenue, Milwaukee, WI 53212.

(2)

Unless otherwise noted, amounts indicated reflect shares as to which the beneficial owner possesses sole voting and dispositive powers. Also included are shares subject to stock options if such options are exercisable within 60 days of December 1, 2009.

(3)

All percentages shown in the above table are based on 7,382,706 shares outstanding and entitled to vote on December 1, 2009, plus (for Michael J. Koss, John C. Koss, Jr., Ms. Sachdeva, Mr. Hanley, Ms. Lillie, Ms. Mike, and for all directors and executive officers as a group) the number of options exercisable within 60 days of December 1, 2009. The percentage calculation assumes, for each individual owning options and for directors and executive officers as a group, the exercise of that number of stock options that are exercisable within 60 days of December 1, 2009.

(4)

Includes the following shares which are deemed to be “beneficially owned” by John C. Koss: (i) 123,464 shares owned directly or by his spouse; (ii) 2,433,570 shares as a result of his position as trustee of the

Koss Family Voting Trust; (iii) 248,600 shares as a result of his position as co-trustee of the John C. and Nancy Koss Revocable Trust; and (iv) 3,318 shares by reason of the allocation of those shares to his account under the Koss Employee Stock Ownership Trust (“KESOT”) and his ability to vote such shares pursuant to the terms of the KESOT — see “Executive Compensation and Related Matters — Other Compensation Arrangements — Employee Stock Ownership Plan and Trust.”

(5)

Includes the following shares which are deemed to be “beneficially owned” by Michael J. Koss: (i) 1,076,760 shares owned directly or by reason of family relationships; (ii) 147,392 shares by reason of the allocation of those shares to his account under the KESOT and his ability to vote such shares; (iii) 222,068 shares as a result of his position as an officer of the Koss Foundation; (iv) 170,000 shares with respect to which he holds options which are exercisable within 60 days of December 1, 2009; and (v) 678,516 shares which are held by the KESOT (see Note (9), below). The 147,392 shares allocated to Michael J. Koss’ KESOT account, over which he holds voting power, are included within the aforementioned 678,516 shares but are counted only once in his individual total.

(6)

Includes the following shares which are deemed to be “beneficially owned” by John Koss, Jr.: (i) 495,284 shares owned directly or by reason of family relationships; (ii) 95,000 shares with respect to which he holds options which are exercisable within 60 days of December 1, 2009; and (iii) 106,990 shares by reason of the allocation of those shares to his account under the KESOT and his ability to vote such shares.

(7)

Includes the following shares which are deemed to be “beneficially owned” by Sujata Sachdeva: (i) 54,000 shares with respect to which she holds options which are exercisable within 60 days of December 1, 2009; and (ii) 17,570 shares by reason of the allocation of those shares to her account under the KESOT and her ability to vote such shares.

(8)	Includes the following shares which are deemed to be “beneficially owned” by Declan Hanley: (i) 120,000 with respect to which he holds options which are exercisable within 60 days of December 1, 2009.

(9)

Includes the following shares which are deemed to be “beneficially owned” by Lenore E. Lillie: (i) 20,088 shares owned directly; (ii) 63,308 shares with respect to which she holds options which are exercisable within 60 days of December 1, 2009; and (iii) 34,572 shares by reason of the allocation of those shares to her account under the KESOT and her ability to vote such shares.

(10)

Includes the following shares which are deemed to be “beneficially owned” by Cheryl Mike: (i) 56,000 shares with respect to which she holds options which are exercisable within 60 days of December 1, 2009; and (ii) 24,988 shares by reason of the allocation of those shares to her account under the KESOT and her ability to vote such shares.

(11)

This group includes 11 people, all of whom are listed on the accompanying table. To avoid double-counting: (i) the 678,516 total shares held by the KESOT and deemed to be beneficially owned by Michael J. Koss as a result of his position as a KESOT Trustee (see Note (5), above) include shares allocated to the KESOT accounts of John C. Koss, Michael J. Koss, John Koss, Jr., Ms. Sachdeva, Ms. Lillie, and Ms. Mike, in the above table but are included only once in the total; and (ii) the 2,433,570 shares deemed to be beneficially owned by John C. Koss as a result of his position as trustee of the Koss Family Voting Trust (see Note (4), above) are included in his individual total share ownership and are included only once in the total.

(12)

The Koss Family Voting Trust was established by John C. Koss. The sole trustee is John C. Koss. The term of the Koss Family Voting Trust is indefinite. Under the Trust Agreement, John C. Koss, as trustee, holds full voting and dispositive power over the shares held by the Koss Family Voting Trust. All of the 2,433,570 shares held by the Koss Family Voting Trust are included in the number of shares shown as beneficially owned by John C. Koss (see Note (4), above).

(13)

The KESOT holds 678,516 shares. Authority to vote these shares is vested in KESOT participants to the extent shares have been allocated to individual KESOT accounts. All 678,516 of these KESOT shares are also included in the number of shares shown as beneficially owned by Michael J. Koss (see Note (5), above). Michael J. Koss and Cheryl Mike (the Company’s Vice President of Human Resources) serve as Trustees of the KESOT and, as such, they share dispositive power with respect to (and are therefore each deemed under applicable SEC rules to beneficially own) all 678,516 KESOT shares.

(14)

1414 Avenue of the Americas, New York, NY 10019. The share ownership reported by Royce & Associates, LLC is based on the most recently available public information obtained by the Company from the amended Schedule 13G filed with the SEC by Royce & Associates, LLC on July 09, 2009.